Exhibit 99.1

To:	Board of Directors Premier Exhibitions, Inc. 3340 Peachtree Rd NE Atlanta, GA. 30326

Cc:	Dan Kinel Harter, Secrest & Emery

From:	Harold W. Ingalls

Date:	November 11, 2008

Subject:	Voluntary Termination for Good Reason
I hereby give notice to Premier Exhibitions, Inc. of my intention to terminate my employment with the company as included in section 5(e) Voluntary Termination for Good Reason of my employment agreement dated September 8, 2008. The exercise of this provision is based upon my inability in my reasonable judgment to work with other members of the Company’s senior management in furtherance of the company’s strategic objectives. In particular, my operating mode and organizational approach are not compatible with those of Arnie Geller, the company’s Chairman and CEO. Under terms of this provision, the company now has the opportunity to remedy this condition within 60 days of the date of this letter before this termination is effective.

Sincerely,

Harold W. Ingalls Chief Financial Officer Premier Exhibition, Inc.